UNITED  STATES  SECURITIES  AND  EXCHANGE  COMMISSION
                         WASHINGTON,  DC  20549

                            SCHEDULE  13G
                          (RULE  13D  -  102)
              UNDER  THE  SECURITIES  EXCHANGE  ACT  OF  1934

                        MARKET  CENTRAL.NET  CORP.
                           (NAME  OF  ISSUER)

                             COMMON  STOCK
                    (TITLE  OF  CLASS  OF  SECURITIES)

                               57059T205
                            (CUSIP  NUMBER)

                           JANUARY  2,  2002
       (DATE  OF  EVENT  WHICH  REQUIRES  FILING  OF  THIS  STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

     /   /    RULE  13D-1(B)
     /  X/    RULE  13D-1(C)
     /   /    RULE  13D-1(D)

1.        NAMES  OF  REPORTING  PERSONS:  May Davis Group, Inc.


2.        CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP:
          (A)
          (B)  /X/

3.        SEC  USE  ONLY

4.        CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
            Delaware

5.        SOLE  VOTING  POWER:   1,153,846

6.        SHARED  VOTING  POWER:  0

7.        SOLE  DISPOSITIVE  POWER:  1,153,846

8.        SHARED  DISPOSITIVE  POWER:  0

9.        AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH
          REPORTING  PERSON:  1,153,846

10.       CHECK  IF  THE  AGGREGATE  AMOUNT  IN  ITEM  9
          EXCLUDES  CERTAIN  SHARES:  NOT  APPLICABLE

11.       PERCENTAGE  OF  CLASS  REPRESENTED  BY  AMOUNT  IN
          ITEM  (9):  6.1%

12.       TYPE  OF  REPORTING  PERSON
          CO

                             SCHEDULE  13G              PART  2,  PAGE  1



ITEM  1.
(A)     NAME  OF  ISSUER:  MARTKETCENTRAL.NET,  CORP.

(B)     ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

          6401  SOUTH  BOSTON  STREET,  ENGLEWOOD  CO,  80111

ITEM  2.
(A)   NAME  OF  PERSON  FILING: May Davis Group, Inc.

(B)     ADDRESS  OF  PRINCIPAL  BUSINESS  OR,  IF  NONE,  RESIDENCE:
        120 Broadway, 27th Floor, New York , NY 10271


(C)   CITIZENSHIP:   UNITED  STATES

(D)   TITLE  OF  CLASS  OF  SECURITIES:  COMMON  STOCK
(E)   CUSIP  NUMBER:   57059T205

ITEM  3.  IF  STATEMENT  IS  FILED  PURSUANT  TO  RULE  13D-1(B)
          OR  13D-2(B)  OR  (C):

ITEM  4.   OWNERSHIP  1,153,846


(A)   AMOUNT  BENEFICIALLY  OWNED:  1,153,846
(B)   PERCENT  OF  CLASS:           6.1%

(C)   NUMBER  OF  SHARES  AS  TO  WHICH  SUCH  PERSON  HAS:
      (I)    SOLE  POWER  TO  VOTE  OR  TO  DIRECT  THE  VOTE:  1,153,846
      (II)   SHARED  POWER  TO  VOTE  OR  TO  DIRECT  THE  VOTE:  0
      (III)  SOLE  POWER  TO  DISPOSE  OR  TO  DIRECT  THE
             DISPOSITION  OF:  1,153,486
      (IV)   SHARED  POWER  TO  DISPOSE  OR  TO  DIRECT  THE
             DISPOSITION  OF:   0

ITEM  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS:
          NOT  APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
          THE  PARENT  HOLDING  COMPANY:  NOT  APPLICABLE

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP
           Not Applicable

ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP:  NOT  APPLICABLE

ITEM  10.  CERTIFICATION:

        BY  SIGNING  BELOW  I  CERTIFY  THAT,  TO  THE  BEST
        OF  MY  KNOWLEDGE  AND  BELIEF,  THE  SECURITIES  REFERRED  TO
        ABOVE  WERE  NOT  ACQUIRED  AND  ARE  NOT  HELD  FOR  THE
        PURPOSE  OF  OR  WITH  THE  EFFECT  OF  CHANGING  OR  INFLUENCING
        THE  CONTROL  OF  THE  ISSUER  OF  THE  SECURITIES  AND  WERE  NOT
        ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.
                                      /S/ Owen May
                                      ---------------------
                                      Chairman and Chief Executive Officer of
                                      May Davis group, Inc.

February 1, 2002